Exhibit 10.3

JOHN WILEY & SONS, INC.

WHEREAS, John Wiley & Sons, Inc. (hereinafter referred to as the “Company”) maintains the John Wiley & Sons, Inc Supplemental Executive Retirement Plan (hereinafter referred to as “SERP”), consisting of Part A – containing the provisions of the 1989 Supplemental Executive Retirement Plan – and Part B – containing the provisions of the 2005 Supplemental Executive Retirement Plan – to provide additional retirement income and death benefit protection for certain executives of the Company or one of its subsidiaries and in recognition of their contributions to the Company in carrying out senior management responsibilities; and

WHEREAS, pursuant to Section 7.1 of Part B of the SERP, the Board of Directors of the Company reserves the right to amend the SERP from time to time subject to certain conditions not here relevant; and

WHEREAS, the Company, based on recommendation by management and agreement by the Executive Compensation and Development Committee, wishes to extend participation in Part B of the SERP to  Mr. Mark J. Allin and  Mr. Steven Miron, subject to its terms and conditions, and Mr. Allin and Mr. Miron each executing a letter of agreement in such form as said Committee shall direct as required by Section 2.1(b) of Part B of the SERP (the “2010 Letter Agreement”).

NOW, THEREFORE, be it

RESOLVED, that participation in Part B of the SERP be, and it hereby is, extended, effective as of May 1, 2010, to Mr. Mark J. Allin, subject to its terms and conditions as modified herein, and Mr. Allin executing a 2010 Letter Agreement; and be it further

RESOLVED, that participation in Part B of the SERP be, and it hereby is, extended, effective as of May 1, 2010, to Mr. Steven Miron, subject to its terms and conditions, and Mr. Miron executing a 2010 Letter Agreement; and be it further

RESOLVED, that Part B of the SERP be, and it hereby is, amended effective, as of May 1, 2010, in the following respects:

1.    The SERP is amended to make certain changes to the terms and conditions of the SERP affecting certain named employees of the Company or one of its affiliated companies by incorporating at the end Appendix B of Part B attached hereto and made a part thereof.

2. Schedule A of Part B of the SERP is amended to include Mr. Mark J Allin and Mr. Steven Miron.

and be it further

RESOLVED, that it is the Company’s intention to continue to operate the SERP in compliance with the provisions of Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder; and be it further

RESOLVED, that the Senior Vice President, Human Resources of the Company hereby is authorized and empowered to take any actions on the advice of counsel which may be necessary or appropriate to implement the intent of the foregoing resolutions.

APPENDIX B OF PART B – Modification to Part B of the SERP as Applicable to Mr. Mark J. Allin

This Appendix B of Part B constitutes an integral part of the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan (the “SERP”).  The provisions of this Appendix B of Part B of the SERP are applicable only to Mr. Mark J. Allin, provided he executes a letter of agreement in such form as the Executive Compensation and Development Committee shall direct as required by Section 2.1(b) of Part B of the SERP the “Allin 2010 Letter Agreement”).

Except as otherwise modified or expanded in this Appendix B of Part B, the provisions of the SERP as contained in Part B of the document to which this Appendix B of Part B is attached shall determine the benefits payable to or on behalf of Mr. Allin.

In the case of Mr. Allin, notwithstanding any provision in the SERP to the contrary, for purposes of determining any benefits payable to or on behalf of Mr. Allin under Part B of the SERP, the following provisions shall apply:

1.           All compensation used in determining Mr. Allin’s SERP benefit will be denominated in pounds sterling.

2.           The UK retirement benefits, (e.g., the annual retirement benefit payable to Mr. Allin or on his behalf from the John Wiley & Sons Limited Retirement Benefits Scheme) used in determining  Mr. Allin’s SERP benefit will be denominated in pounds sterling.

3.           All benefits payable to or on behalf of Mr. Allin under the terms of the SERP shall be denominated and paid in pounds sterling.

4.           Notwithstanding any provision in the SERP, “Years of Benefit Service” as set forth in Section 1.22 of Part B of the SERP shall include (i) all years of Mr. Allin’s employment with the Company or any Affiliated Company (as defined in the Wiley Basic Plan) rendered on and after May 1, 2010 as a participant of the SERP and (ii) with respect to his period of employment with the Company or any Affiliated Company (as defined in the Wiley Basic Plan) prior to May 1, 2010, all periods of such employment rendered as an employee of the Company or such Affiliated Company.